Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Second Quarter 2007 Earnings

August 8, 2007, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended June 30, 2007. Total revenue for the quarter ended June 30, 2007 increased 9.9% to $37,077,000 compared to $33,748,000 for the 2006 quarter. Operating income, defined as net income available to common stockholders before minority interests and preferred stock dividends, increased 14.8% to $11,077,000 for the 2007 quarter compared to $9,648,000 for the comparable 2006 quarter. Net income available to common stockholders was $6,926,000 or $0.39 per diluted share for the 2007 quarter, a per share increase of 14.7% compared to net income available to common stockholders of $5,797,000 or $0.34 per diluted share for the 2006 quarter. The operating income increase for the 2007 quarter was produced by (1) Lansdowne Town Center, the 188,000 square foot shopping center development near Leesburg, Virginia, which commenced operations during the fourth quarter 2006, (2) successful leasing activity at several core properties and (3) to a lesser extent other development properties.

Same property revenue for the total portfolio increased 4.7% for the 2007 quarter compared to the 2006 quarter and same property operating income increased 3.7%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Same property operating income in the shopping center portfolio increased 3.1% for the 2007 quarter compared to the prior year’s quarter. Same property operating income in the office portfolio grew 5.9% for the 2007 quarter. Successful leasing activity at several core properties produced the significant portion of increased property operating income for the 2007 quarter.

For the six month period ended June 30, 2007, total revenues increased 9.7% to $73,761,000 compared to $67,215,000 for the 2006 period. Operating income before minority interests and preferred stock dividends increased 15.3% to $22,086,000 compared to $19,157,000 for the comparable 2006 period. Net income available to common stockholders was $13,800,000 or $0.78 per diluted share for the 2007 period, a per share increase of 16.4% compared to $11,504,000 or $0.67 per diluted share for the 2006 period. Overall same property revenues for the total portfolio increased 5.0% for the 2007 six month period compared to the same period in 2006 and same property operating income increased 3.6%. Shopping center same property operating income increased 3.2% due to successful leasing activity at several core shopping centers and office same property operating income increased 4.9%.

www.SaulCenters.com

As of June 30, 2007, 95.7% of the operating portfolio was leased, compared to 96.6% a year earlier. The company’s significant development property, the 188,000 square foot Lansdowne Towne Center, was 91.3% leased at June 30, 2007. On a same property basis, 95.8% of the portfolio was leased, compared to the prior year level of 96.6%. Approximately half of the 2007 leasing percentage decrease resulted from the departure of a 32,000 square foot local grocery anchor at Belvedere shopping center in Baltimore, Maryland.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 10.9% to $15,580,000 in the 2007 quarter compared to $14,048,000 for the same quarter in 2006. On a diluted per share basis, FFO available to common shareholders increased 8.1% to $0.67 per share in 2007 compared to $0.62 per share for the 2006 quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. FFO increased in the 2007 quarter due to increased operating income from (1) Lansdowne Town Center, (2) successful leasing activity at several core properties and (3) to a lesser extent acquisition and development properties. FFO available to common shareholders for the 2007 six month period increased 11.1% to $31,037,000 from $27,933,000 during the 2006 period. FFO available to common shareholders increased 8.1% to $1.34 per diluted share for the 2007 six month period compared to $1.24 per diluted share for the 2006 period.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 48 community and neighborhood shopping center and office properties totaling approximately 8.0 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Real estate investments
Land	$157,830	$154,047
Buildings and equipment	652,201	631,797
Construction in progress	46,505	56,017

	856,536	841,861
Accumulated depreciation	(223,652)	(214,210)

	632,884	627,651
Cash and cash equivalents	11,535	8,061
Accounts receivable and accrued income, net	30,458	33,248
Deferred leasing costs, net	16,363	18,137
Prepaid expenses, net	1,349	2,507
Deferred debt costs, net	5,266	5,328
Other assets	9,012	5,605

Total assets	$706,867	$700,537

Liabilities
Mortgage notes payable	$520,345	$487,443
Revolving credit facility	—	35,000
Dividends and distributions payable	12,115	11,558
Accounts payable, accrued expenses and other liabilities	15,029	16,409
Deferred income	11,273	12,251

Total liabilities	558,762	562,661

Minority Interests	5,305	5,785

Stockholders' Equity
Preferred stock	100,000	100,000
Common stock	176	173
Additional paid in capital	153,870	141,554
Accumulated deficit	(111,246)	(109,636)

Total stockholders' equity	142,800	132,091

Total liabilities and stockholders' equity	$706,867	$700,537

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue
Base rent	$29,531	$27,190	$58,552	$54,090
Expense recoveries	6,282	5,407	12,880	10,920
Percentage rent	312	272	514	598
Other	952	879	1,815	1,607

Total revenue	37,077	33,748	73,761	67,215

Operating Expenses
Property operating expenses	4,343	3,963	9,148	7,931
Provision for credit losses	103	107	215	187
Real estate taxes	3,538	2,994	7,064	6,046
Interest expense and amortization of deferred debt	8,325	8,072	16,619	16,091
Depreciation and amortization of deferred leasing costs	6,503	6,400	12,951	12,776
General and administrative	3,188	2,564	5,678	5,027

Total operating expenses	26,000	24,100	51,675	48,058

Operating Income	11,077	9,648	22,086	19,157
Minority Interests	(2,151)	(1,851)	(4,286)	(3,653)

Net Income	8,926	7,797	17,800	15,504
Preferred Dividends	(2,000)	(2,000)	(4,000)	(4,000)

Net Income Available to Common Stockholders	$6,926	$5,797	$13,800	$11,504

Per Share Net Income Available to Common Stockholders :
Diluted	$0.39	$0.34	$0.78	$0.67

Weighted Average Common Stock Outstanding :
Common stock	17,531	16,993	17,473	16,952
Effect of dilutive options	176	132	190	142

Diluted weighted average common stock	17,707	17,125	17,663	17,094

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO):(1)
Net Income	$8,926	$7,797	$17,800	$15,504
Add: Real property depreciation & amortization	6,503	6,400	12,951	12,776
Add: Minority interests	2,151	1,851	4,286	3,653

FFO	17,580	16,048	35,037	31,933
Less: Preferred dividends	(2,000)	(2,000)	(4,000)	(4,000)

FFO available to common shareholders	$15,580	$14,048	$31,037	$27,933

Weighted Average Shares Outstanding :
Diluted weighted average common stock	17,707	17,125	17,663	17,094
Convertible limited partnership units	5,417	5,400	5,416	5,374

Diluted & converted weighted average shares	23,124	22,525	23,079	22,468

Per Share Amounts:
FFO available to common shareholders	$0.67	$0.62	$1.34	$1.24

Reconciliation of Net Income to Same Property Operating Income:
Net Income	$8,926	$7,797	$17,800	$15,504
Add: Interest expense and amortization of deferred debt	8,325	8,072	16,619	16,091
Add: Depreciation and amortization of deferred leasing costs	6,503	6,400	12,951	12,776
Add: General and administrative	3,188	2,564	5,678	5,027
Less: Interest income	(143)	(99)	(238)	(166)
Add: Minority interests	2,151	1,851	4,286	3,653

Property operating income	28,950	26,585	57,096	52,885
Less: Acquisitions & developments	(1,435)	(64)	(2,940)	(617)

Total same property operating income	$27,515	$26,521	$54,156	$52,268

Total Shopping Centers	$20,549	$19,940	$40,269	$39,034
Total Office Properties	6,966	6,581	13,887	13,234

Total same property operating income	$27,515	$26,521	$54,156	$52,268

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.